TBS FINANCIAL, INC.


                                December 6, 1996


Dear Stockholder:

         On behalf of the Board of Directors and management of TSB Financial, Inc., we cordially invite you to attend the Annual Meeting of Stockholders of TSB Financial, Inc. to be held at 6:30 p.m. on January 7, 1997, at the main office of the Tremont Savings Bank, located at 100 South Sampson Street, Tremont, Illinois. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement discuss the business to be conducted at the meeting. We have also enclosed a copy of the Company's 1996 Annual Report to Stockholders for your review. At the meeting we shall report on Company operations and the outlook for the year ahead.

         Your Board of Directors has nominated two persons to serve as Class III directors, each of whom are incumbent directors. Stockholders will also be asked to ratify the appointment of Geo. S. Olive & Co., LLC as independent public accountants for the current fiscal year.

         We recommend that you vote your shares for the nominees and the ratification of our accountants.

         We encourage you to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND, HOWEVER, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. This will assure that your shares are represented at the meeting.

         We look forward with pleasure to seeing and visiting with you at the meeting.

                                             Very truly yours,



                                             /s/ Richard A. Jameson
                                             Richard A. Jameson
                                             President



            100 S. SAMPSON STREET * P.O. BOX 9 * TREMONT, IL * 61568
                    PHONE (309) 925-2511 * FAX (309) 925-7411





                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 7, 1997


To the stockholders of

         TSB FINANCIAL, INC.

         The Annual Meeting of the Stockholders of TSB Financial, Inc., a Delaware corporation (the "Company"), will be held at the main office of the Tremont Savings Bank, located at 100 South Sampson Street, Tremont, Illinois, 61568 on Tuesday, January 7, 1997, at 6:30 p.m., local time, for the following purposes:

         1.       to elect two (2) Class III directors for terms of three years.

         2. to ratify the appointment of Geo. S. Olive & Co., LLC as independent public accountants for the Company for the fiscal year ending September 30, 1997.

         3. to transact such other business as may properly be brought before the meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on November 22, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.


                                          By order of the Board of Directors


                                          /s/ Jane M. Hinman
                                          Jane M. Hinman
                                          Secretary


Tremont, Illinois
December 6, 1996



            100 S. SAMPSON STREET * P.O. BOX 9 * TREMONT, IL * 61568
                    PHONE (309) 925-2511 * FAX (309) 925-7411




                                 PROXY STATEMENT


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of TSB Financial, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at the main office of the Tremont Savings Bank (the "Bank"), located at 100 South Sampson Street, Tremont, Illinois, 61568, on Tuesday, January 7, 1997, at 6:30 p.m., local time, and at any adjournments or postponements thereof.

         If you do not expect to be present at this meeting, please sign and date the enclosed proxy and return it in the accompanying postage-paid return envelope as promptly as possible. You have the power to revoke your proxy at any time before it is voted by giving written notice to the Secretary of the Company, provided such written notice is received by the Secretary prior to the annual meeting or any adjournment thereof, by submitting a later dated proxy or by attending the annual meeting and choosing to vote in person. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

         The Company's principal executive offices are located at 100 South Sampson Street, Tremont, Illinois 61568. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about December 6, 1996. The Company's 1996 Annual Report to Stockholders is enclosed.

         The Company, a Delaware corporation, was organized in March, 1994 for the purpose of becoming the holding company for the Bank, an Illinois-chartered mutual savings bank located in Tremont, Illinois. On September 30, 1994, the Bank was converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank (the "Conversion"), and the Company acquired all of the stock issued by the Bank in connection with the Conversion. The Bank is the Company's only subsidiary, and the Company's business presently consists solely of the ownership of the Bank. At September 30, 1996, the end of the Company's fiscal year, the Company had total assets of approximately $29,810,078.

         Only holders of the Company's Common Stock (the "Common Stock") of record at the close of business on November 22, 1996, will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting. On November 22, 1996, the Company had 242,888 shares of Common Stock, par value $0.01 per share, issued and outstanding. For all matters to be voted upon at the annual meeting, each issued and outstanding share is entitled to one vote.

         All shares of Common Stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the nominees and for adoption of the proposals set forth in this proxy statement.

         A majority of the outstanding shares of the Common Stock must be present in person or represented by proxy to constitute a quorum for purposes of the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter shall be required to constitute stockholder approval. Abstentions will be treated as votes against a proposal and broker non-votes will have no effect on the vote.


                              ELECTION OF DIRECTORS


         At the Annual Meeting of Stockholders to be held on January 7, 1997, the stockholders will be entitled to elect two (2) Class III directors for terms expiring in 2000. The directors of the Company are divided into three classes having staggered terms of three years. All of the nominees for election as Class III directors are incumbent directors. The Company has no knowledge that the nominees will refuse or be unable to serve, but if a nominee becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. Set forth below is information concerning the nominees for election and for the other persons whose terms of office will continue after the meeting, including the age, the year first elected a director and business experience during the previous five years of each. The nominees, if elected at the annual meeting, each will serve as a Class III director for a three year term expiring in 2000.



         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

                                  NOMINEES


Name                   Director    Positions with the Company
(Age)                  SINCE(1)    and the Bank
-----                  --------    ------------

CLASS III
(TERM EXPIRES 2000)
Roland E. Hoffman       1969       Director and Vice Chairman of the Company
(Age 63)                           and the Bank


James D. Petrov         1987       Director of the Company and the Bank
(Age 53)

                            CONTINUING DIRECTORS

CLASS I
(TERM EXPIRES 1998)
Ben A. Miller           1956       Director of the Company and the Bank
(Age 74)

Richard D. Wartick      1987       Director and Chairman of the Company and
(Age 49)                           the Bank

Donald L. Swigert       1995       Director of the Company and the Bank
(Age 60)


CLASS II
(TERM EXPIRES 1999)
Richard A. Jameson      1994       Director and President of the Company and the
(Age 43)                           Bank

Dan Steiner, Jr.        1986       Director of the Company and the Bank
(Age 58)

--------------------------
(1) Reflects the year in which each individual was first selected to the Board of Directors of the Bank. Each of the nominees and continuing directors became directors of the Company in March, 1994, except Donald L. Swigert who became a director in January, 1995.

         All of the Company's directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. All executive officers hold office for a term of one year. There are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of the Company's directors or executive officers have been selected for their respective positions.

         The business experience of each of the nominees and continuing directors for the past five years is as follows:

         MR. HOFFMAN has been a director and vice chairman of the Company since March, 1994 and Vice Chairman of the Board of Directors of the Bank since 1986, and has been a self-employed farmer in Tazewell County for the past 25 years.

         MR. JAMESON has been a director and President of the Company since March, 1994, has been a director of the Bank since January, 1994 and has been President of the Bank since 1985. Mr. Jameson received a B.A. degree from Northern Illinois University in 1976, graduated from the School of Savings Institution Management in 1989 and earned a Degree of Distinction from the Institute of Financial Education in 1988.

         MR. MILLER has been a director of the Company since March, 1994 and its Chairman from that time until November, 1994. He has also been a director of the Bank since 1956 and its Chairman from 1986 through November, 1994, and has been the Tremont Township Road Commissioner since 1981.

         MR. PETROV has been a director of the Company since March, 1994 and a director of the Bank since 1987. He is a cofounder of Petrov-Watkins Insurance in Tremont, Illinois, of which he has been its President since 1988.
He was the managing officer of the Bank from 1969 to 1983.

         MR. STEINER has been a director of the Company since March, 1994 and a director of the Bank since 1986. He has been a carpenter with Jerry Kaiser Construction in Tremont, Illinois since 1989 and for the 28 previous years had been the owner of Tremont Counter Tops, Inc. until he sold the business.

         MR. SWIGERT has been a director of the Company and of the Bank since January, 1995. He is a co-founder and president of Tremont Foods, Inc. since 1986, and is the manager of its operating subsidiary, Tremont Super Valu, a grocery store located in Tremont, Illinois.

         MR. WARTICK has been Chairman of the Company since November, 1994, a director of the Company since March, 1994 and a director of the Bank since 1987. He also has been the owner (until September, 1996) and chief pharmacist at Tremont Pharmacy, Inc. of Tremont, Illinois since 1982.

BOARD COMMITTEES AND MEETINGS

         There presently are no committees of the Board of Directors of the Company, other than the compensation and audit committees. The compensation committee meets to review salaries and the performance of officers, and recommends compensation adjustments and promotions of officers. Messrs. Jameson (ex officio), Petrov, Steiner and Swigert serve on the compensation committee, which met three times during the fiscal year.

         The audit committee is responsible for overseeing the internal and external audit functions of the Company. The committee reviews and approves the scope of the Bank's annual external audit and consults with the Bank's independent auditors regarding the results of their auditing procedures. Messrs. Swigert, Miller and Steiner serve on the audit committee, which met one time during the fiscal year.

         The Board of Directors of the Bank has three standing committees: loan, compliance and investment. Messrs. Jameson, Miller, Swigert and Wartick are members of the loan committee. The loan committee is responsible for policy review and oversight of the loan functions of the Bank and approves all real estate loans. The committee also reviews in detail the lending activities of the Bank. The committee attempts to meet on a weekly basis and met 46 times during the fiscal year.

         The compliance committee is responsible for overseeing the Bank's compliance with, and the current status of, federal and state banking laws and regulations that affect the Bank. Messrs. Hoffman, Jameson and Wartick serve on the compliance committee, which met three times during the fiscal year.

         The investment committee plans the Bank's investment strategy, primarily concerning the investment of cash and securities. Messrs. Jameson and Petrov and Ms. Jane Hinman, the Company's Secretary and Treasurer, serve on the investment committee, which met six times during the fiscal year.

         During the fiscal year ended September 30, 1996, the Company's Board of Directors held 13 meetings. During fiscal 1996, all directors of the Company attended at least 75 percent of the meetings of the Board and the committees on which they serve.

         The Chairman of the Board of the Bank receives fees of $400 and all other Bank directors receive fees of $350 per Bank Board of Directors meeting that they attend and, except for Mr. Jameson, $15 for each committee meeting that they attend. There are no fees paid for attending Company Board meetings.



                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid or granted to the Company's Chief Executive Officer for the fiscal year ended September 30, 1996.

===============================================================================================================================

                                                SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------------------------
                                                                                           Long Term
                                                                                         Compensation
                                                 Annual Compensation                        Awards
-------------------------------------------------------------------------------------------------------------------------------
           (a)                   (b)             (c)              (d)              (f)                  (g)             (i)
                               FISCAL
                                YEAR                                                                Securities       All Other
Name and                        ENDED                                          RESTRICTED           Underlying     Compensation
Principal Position         SEPTEMBER 30TH     Salary($)        Bonus($)     STOCK AWARD(S)(1)     Options/SARs(#)     ($)(2)
===============================================================================================================================
Richard A. Jameson              1994             $43,700     $7,300                 -                    -             $10,563
President                       1995             $48,332     $3,725              $34,947               8,093           $12,107
                                1996             $51,515        -                   -                    -             $15,691
===============================================================================================================================

                  (1) Represents the fair market value of 3,778 shares granted under the Company's Management Retention Plan (the "MRP") on the date of the grant. The MRP shares vest in five equal portions annually commencing January 2, 1996. The aggregate fair market value of such shares at September 30, 1996, was 149,114. Dividends are paid on MRP shares prior to vesting.

                  (2) Represents Company contributions to the Company's Employee Stock Ownership Plan ("ESOP"), and, for 1996, amounts paid to lease an automobile for use by Mr. Jameson.

         Upon consummation of the Conversion, the Company entered into a change of control agreement with Mr. Jameson which is intended to secure his continuing employment. The continued success of the Company and the Bank depends to a significant degree on the skill and competence of Mr. Jameson.

         The agreement with Mr. Jameson provides for a rolling three-year term unless the agreement has been terminated, or the Company or Mr. Jameson has provided a notice of non-renewal, in either case pursuant to the terms of the agreement. Notwithstanding any such notice, the term of the agreement will be extended to three years upon any change in control of the Company. The agreement will terminate upon the death or disability of Mr. Jameson, in the event of certain regulatory actions or upon notice by either the Company or Mr. Jameson, with or without cause. In the event of termination of Mr. Jameson's employment following a "change of control" of the Company, the successor to the Company is obligated to make a lump sum payment to him equal to (i) the compensation due to him at the time of such termination of employment and (ii) an amount equal to three times his base annual salary, as defined in the agreement, and to continue benefits for thirty-six (36) months following the date of termination of employment or until comparable coverage is obtained from a subsequent employer. For purposes of the agreement, Mr. Jameson's employment will be considered terminated following a "change of control" or a "change in duties," in each case as defined in the agreement. The agreement includes a covenant which will limit his ability to compete with the Company and the Bank in an area encompassing a fifty mile radius from the Bank's main office for a period of one year following the termination of his employment with the Company and the Bank.

         No stock options were granted in the last fiscal year to the individuals named in the Summary Compensation Table.

         The following table sets forth certain information concerning the number of stock options at September 30, 1995 held by the individuals named in the Summary Compensation Table.

================================================================================================================
                          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END
                                                 OPTION VALUES
----------------------------------------------------------------------------------------------------------------
           (a)                  (b)                 (c)                      (d)                     (e)
                                                                          NUMBER OF                VALUE OF
                                                                          SECURITIES             UNEXERCISED
                                                                          UNDERLYING             IN-THE-MONEY
                                                                         UNEXERCISED              OPTIONS AT
                                                                          OPTIONS AT              FY-END ($)
                                                                          FY-END (#)
----------------------------------------------------------------------------------------------------------------
                          SHARES ACQUIRED
          NAME            ON EXERCISE (#)   VALUE REALIZED ($)    EXERCISABLE   UNEXERCISABLE
================================================================================================================
Richard A. Jameson (1)          ---                $---              1,618          6,475           $6,472
================================================================================================================

(1) Represents options which become exercisable in five equal portions annually commencing January 1, 1996.


                          TRANSACTIONS WITH MANAGEMENT

         Directors and officers of the Company and the Bank and their associates were customers of and had transactions with the Company and the Bank during the fiscal year ended September 30, 1996. Additional transactions are expected to take place in the future. All outstanding loans, commitments to loan, and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the Company's Common Stock beneficially owned on November 22, 1996 with respect to all persons known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, to each director and nominee, to each executive officer named in the Summary Compensation Table and to all directors and executive officers of the Company as a group.


NAME OF INDIVIDUAL AND                             AMOUNT AND NATURE OF       PERCENT
NUMBER OF PERSONS IN GROUP                        BENEFICIAL OWNERSHIP(1)    OF CLASS
--------------------------                        -----------------------    --------

5% STOCKHOLDERS

First Bankers Trust Co., N.A., as Trustee               13,494(2)               5.6%
   for the TSB Financial, Inc. ESOP
   1201 Broadway
   Quincy, Illinois  62301

DIRECTORS AND NOMINEES

Roland E. Hoffman                                        3,404                  1.4%

Richard A. Jameson                                      13,385(3)               5.5%

Ben A. Miller                                            1,404(4)               0.6%

James D. Petrov                                          8,454(5)               3.5%

Dan Steiner, Jr.                                         4,004(6)               1.6%

Donald L. Swigert                                        2,356(7)               1.0%

Richard D. Wartick                                       3,554(8)               1.5%

All directors and executive officers as a group         43,842(9)              17.7%
(8 persons)

------------------------------
         (1) The information contained in this column is based upon information furnished to the Company by the persons named above and the members of the designated group. Such information includes shares vested under the Company's MRP and shares subject to exercisable options granted under the Company's 1994 Stock Option Plan. The number of vested MRP shares and shares subject to exercisable options for each named individual, respectively, are: 134 and 270 for Messrs. Hoffman, Miller, Steiner and Wartick; 86 and 270 for Mr. Swigert; and 756 and 1,618 for Mr. Jameson. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth above and in the footnotes below.

         (2) Represents shares held by the ESOP and not allocated to specific employees.

         (3) Includes 4,770 shares held in joint tenancy with Mr. Jameson's spouse, 3,231 shares held in an Individual Retirement Account ("IRA") and 150 shares held as custodian for Mr. Jameson's minor children. Also includes 2,861 shares held in the ESOP, over which shares Mr. Jameson has sole voting and no investment power.

         (4) Includes 1,000 shares held in joint tenancy with Mr. Miller's spouse.

         (5) Includes 3,650 shares held in an IRA account.

         (6) Includes 1,600 shares held by Mr. Steiner's spouse.

         (7) Includes 2,000 shares held in joint tenancy with Mr. Swigert's spouse.

         (8) Includes 3,000 shares held in joint tenancy with Mr. Wartick's spouse, 100 shares held in joint tenancy with minor children and 50 shares held in joint tenancy with an adult child.

         (9) Includes an aggregate of 2,051 vested MRP shares and 4,317 shares subject to exercisable options.

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the Company's shares of Common Stock are traded. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms furnished to the Company, the Company is not aware that any of its directors and executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the twelve month period ending September 30, 1996.


         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         Stockholders will be asked to ratify the appointment of Geo. S. Olive & Co., LLC as the Company's independent public accountants for the year ending September 30, 1997. A representative of Geo. S. Olive & Co., LLC is expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment is not ratified by the Company's stockholders, the Board of Directors will reconsider the matter.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GEO. S. OLIVE & CO., LLC.


                  STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Any proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal executive offices at 100 South Sampson Street, Tremont, Illinois 61568, on or before August 8, 1997, to be considered for inclusion in the Company's proxy statement and proxy relating to such meeting.


                                     GENERAL

         Your proxy is solicited by the Board of Directors and the cost of solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of the Company or the Bank, acting on the Company's behalf, may solicit proxies by telephone, facsimile or personal interview. The Company will, at its expense, upon the receipt of a request from brokers and other custodians, nominees and fiduciaries, forward proxy soliciting material to the beneficial owners of shares held of record (as of the record date for the annual meeting) by such persons.


                                 OTHER BUSINESS

         It is not anticipated that any action will be asked of the stockholders other than that set forth above, but if other matters properly are brought before the meeting, the persons named in the proxy will vote in accordance with their best judgment.


                           FAILURE TO INDICATE CHOICE

         If any stockholder fails to indicate a choice in items (1) and (2) on the proxy card, the shares of such stockholder shall be voted (FOR) in each instance.



                              REPORT ON FORM 10-KSB

THE COMPANY'S REPORT ON FORM 10-KSB (WITHOUT EXHIBITS) WILL BE INCLUDED AS PART OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS, WHICH WILL BE MAILED TO EACH STOCKHOLDER OF RECORD AS OF THE RECORD DATE FOR THE ANNUAL MEETING. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT HE OR SHE WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AS OF THE RECORD DATE FOR THE ANNUAL MEETING, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TOGETHER WITH THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE SENT TO MR. RICHARD A. JAMESON, TSB FINANCIAL, INC., 100 SOUTH SAMPSON STREET, TREMONT, ILLINOIS 61568.

                                            By order of the Board of Directors



                                            Richard A. Jameson
                                            President

Tremont, Illinois
December 6, 1996



                       ALL STOCKHOLDERS ARE URGED TO SIGN
                         AND MAIL THEIR PROXIES PROMPTLY




                                   APPENDIX A

                           SUPERVISION AND REGULATION


GENERAL

         The growth and earnings performance of TSB Financial, Inc. (the "Company") and Tremont Savings Bank (the "Bank") can be affected not only by management decisions and general economic conditions, but also by the policies of various governmental regulatory authorities including, but not limited to, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (the "FDIC"), the Illinois Commissioner of Banks and Real Estate (the "Commissioner"), the Internal Revenue Service and state taxing authorities. Financial institutions and their holding companies are extensively regulated under federal and state law. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

         Federal and state laws and regulations generally applicable to financial institutions, such as the Company and the Bank, regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors, rather than the shareholders, of financial institutions.

         The following references to material statutes and regulations affecting the Company and the Bank are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the Company and the Bank.

RECENT REGULATORY DEVELOPMENTS

         On September 30, 1996, President Clinton signed into law the "Economic Growth and Regulatory Paperwork Reduction Act of 1996" (the "Regulatory Reduction Act"). Subtitle G of the Regulatory Reduction Act consists of the "Deposit Insurance Funds Act of 1996" (the "DIFA"). The DIFA provides for a one-time special assessment on each depository institution holding deposits subject to assessment by the FDIC for the Savings Association Insurance Fund (the "SAIF") in an amount which, in the aggregate, will increase the designated reserve ratio of the SAIF (I.E., the ratio of the insurance reserves of the SAIF to total SAIF-insured deposits) to 1.25% on October 1, 1996. Subject to certain exceptions, the special assessment is payable in full on November 27, 1996. As a SAIF-member, the Bank is subject to the special assessment.

         Under the DIFA, the amount of the special assessment payable by an institution is to be determined on the basis of the amount of SAIF-assessable deposits held by the institution on March 31, 1995, or acquired by the institution after March 31, 1995 from another institution which held the deposits as of that date but is no longer in existence on November 27, 1996. The DIFA provides for a 20% discount in calculating the SAIF-assessable deposits of certain "Oakar" banks (I.E., Bank Insurance Fund ("BIF") member banks that hold deposits acquired from a SAIF member that are deemed to remain SAIF insured) and certain "Sasser" banks (I.E., banks that converted from thrift to bank charters but remain SAIF members). Although the Bank is a "Sasser" bank, the Bank does not meet the requirements established in the DIFA to qualify for this 20% discount. The DIFA also exempts certain institutions from payment of the special assessment (including institutions that are undercapitalized or that would become undercapitalized as a result of payment of the special assessment), and allows an institution to pay the special assessment in two installments if there is a significant risk that by paying the special assessment in a lump sum, the institution or its holding company would be in default under or in violation of terms or conditions of debt obligations or preferred stock issued by the institution or its holding company and outstanding on September 13, 1995.

         On October 8, 1996, the FDIC adopted a final regulation implementing the SAIF special assessment. In that regulation, the FDIC set the special assessment rate at 0.657% of SAIF-assessable deposits held on March 31, 1995. The FDIC has notified the Bank that the dollar amount of the special assessment payable by the Bank is $118,820. As a result of the special assessment, the Bank has taken a charge against earnings for the quarter ended September 30, 1996, in the amount of $118,820. As discussed below, however, the recapitalization of the SAIF resulting from the special assessment should significantly reduce the Bank's ongoing deposit insurance expense.

         In light of the recapitalization of the SAIF pursuant to the special assessment authorized by the DIFA, the FDIC, on October 8, 1996, issued a proposed rule that would reduce regular semi-annual SAIF assessments from the current range of 0.23% - 0.31% of deposits to a range of 0% - 0.27% of deposits. Under the proposal, the new rates would be effective October 1, 1996 for Oakar and Sasser banks, but would not take affect for other SAIF- assessable institutions until January 1, 1997. From October 1, 1996 through December 31, 1996, SAIF-assessable institutions other than Oakar and Sasser banks would, under the proposal, be assessed at rates ranging from 0.18% to 0.27% of deposits, which represents the amount the FDIC calculates as necessary to cover the interest due for that period on outstanding obligations of the Financing Corporation (the "FICO"), discussed below. Because SAIF- assessable institutions have already been assessed at current rates (I.E., 0.23% - 0.31% of deposits) for the semi-annual period ending December 31, 1996, the proposal contemplates that the FDIC will refund the amount collected from such institutions for the period from October 1, 1996 through December 31, 1996 which exceeds the amount due for that period under the reduced assessment schedule. Assuming the proposal is adopted as proposed, and assuming the Bank retains its current risk classification under the FDIC's risk-based assessment system, the deposit insurance assessments payable by the Bank will be reduced significantly, to the same level currently paid by the Bank's BIF-member competitors.

         Prior to the enactment of the DIFA, a substantial amount of the SAIF assessment revenue was used to pay the interest due on bonds issued by the FICO, the entity created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation (the "FSLIC"), the SAIF's predecessor insurance fund. Pursuant to the DIFA, the interest due on outstanding FICO bonds will be covered by assessments against both SAIF and BIF member institutions beginning January 1, 1997. Between January 1, 1997 and December 31, 1999, FICO assessments against BIF-member institutions cannot exceed 20% of the FICO assessments charged SAIF-member institutions. From January 1, 2000 until the FICO bonds mature in 2019, FICO assessments will be shared by all FDIC-insured institutions on a PRO RATA basis. The FDIC estimates that the FICO assessments for the period January 1, 1997 through December 31, 1999 will be approximately 0.013% of deposits for BIF members versus approximately 0.064% of deposits for SAIF members, and will be less than 0.025% of deposits thereafter.

         The DIFA also provides for a merger of the BIF and the SAIF on January 1, 1999, provided there are no state or federally chartered, FDIC-insured savings associations existing on that date. To facilitate the merger of the BIF and the SAIF, the DIFA directs the Treasury Department to conduct a study on the development of a common charter and to submit a report, along with appropriate legislative recommendations, to the Congress by March 31, 1997.

         In addition to the DIFA, the Regulatory Reduction Act includes a number of statutory changes designed to eliminate duplicative, redundant or unnecessary regulatory requirements. Among other things, the Regulatory Reduction Act establishes streamlined notice procedures for the commencement of new nonbanking activities by bank holding companies, establishes time frames within which the FDIC must act on applications by state banks to engage in activities which, although permitted for the state bank under applicable state law, are not permissible activities for national banks, and excludes ATM closures and certain branch office relocations from the prior notice requirements applicable to branch closings. The Regulatory Reduction Act also clarifies the liability of a financial institution, when acting as a lender or in a fiduciary capacity, under the federal environmental clean-up laws. Although the full impact of the Regulatory Reduction Act on the operations of the Company and the Bank cannot be determined at this time, management believes that the legislation will reduce compliance costs to some extent and allow the Company and the Bank somewhat greater operating flexibility.

         On August 10, 1996, President Clinton signed into law the Small Business Job Protection Act of 1996 (the "Job Protection Act"). Among other things, the Job Protection Act eliminates the percent-of-taxable-income ("PTI") method for computing additions to a savings bank's tax bad debt reserves for tax years beginning after December 31, 1995, and requires all savings banks that have used the PTI method to recapture, over a six year period, all or a portion of their tax bad debt reserves added since the last taxable year beginning before January 1, 1988. The Job Protection Act allows a savings bank to postpone the recapture of bad debt reserves for up to two years if the institution meets a minimum level of mortgage lending activity during those years. The Bank believes that it will engage in sufficient mortgage lending activity during 1996 and 1997 to be able to postpone any recapture of its bad debt reserves until 1998. As a result of these provisions of the Job Protection Act, the Bank will determine additions to its tax bad debt reserves using the same method as a commercial bank of comparable size, and, if the Bank were to decide to convert to a commercial bank charter, the changes in the tax bad debt recapture rules enacted in the Job Protection Act should make such conversion less costly.

THE COMPANY

         GENERAL. The Company, as the sole shareholder of the Bank, is currently a bank holding company. As a bank holding company, the Company is registered with, and is subject to regulation by, the Federal Reserve Board under the Bank Holding Company Act (the "BHCA"). In accordance with Federal Reserve Board policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not do so absent such policy. Under the BHCA, the Company is subject to periodic examination by the Federal Reserve Board and is required to file periodic reports of its operations and such additional information as the Federal Reserve Board may require.

         Because the Bank is chartered under the Illinois Savings Bank Act (the "ISBA"), the Company is also registered with, and subject to regulation by, the Commissioner under the ISBA.

         INVESTMENTS AND ACTIVITIES. Under the BHCA, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares);
(ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. The Federal Reserve Board may allow a bank holding company to acquire banks located in any state of the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depository institution affiliates.

         The BHCA also prohibits, with certain exceptions noted below, the Company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries, except that bank holding companies may engage in, and may own shares of companies engaged in, certain businesses found by the Federal Reserve Board to be "so closely related to banking . . . as to be a proper incident thereto." Under current regulations of the Federal Reserve Board, the Company and any non-bank subsidiaries are permitted to engage in, among other activities, such banking-related businesses as the operation of a thrift, sales and consumer finance, equipment leasing, the operation of a computer service bureau, including software development, and mortgage banking and brokerage. The BHCA does not place territorial restrictions on the activities of non-bank subsidiaries of bank holding companies.

         Federal legislation also prohibits the acquisition of "control" of a bank or bank holding company, such as the Company, without prior notice to certain federal bank regulators. "Control" is defined in certain cases as the acquisition of 10% of the outstanding shares of a bank or bank holding company.

         CAPITAL REQUIREMENTS. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses.

         The Federal Reserve Board capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of stockholders' equity). The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated bank holding companies, with minimum requirements of 4% to 5% for all others.

         The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (I.E., Tier 1 capital less all intangible assets), well above the minimum levels.

         Under the Federal Reserve Board's guidelines, the capital standards described above are generally applied on a bank-only (rather than a consolidated) basis to bank holding companies that, like the Company, have less than $150 million in total consolidated assets. Nevertheless, as of September 30, 1996, the Company had regulatory capital, calculated on a consolidated basis, in excess of the Federal Reserve's minimum requirements, with a risk-based capital ratio of approximately 28% and a leverage ratio of approximately 13%.

         DIVIDENDS. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve Board expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

         In addition to the restrictions on dividends imposed by the Federal Reserve Board, the Delaware General Corporation Law would allow the Company to pay dividends only out of its surplus, or if the Company has no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

THE BANK

         GENERAL. The Bank is an Illinois-chartered savings bank, the deposit accounts of which are insured by the SAIF of the FDIC. As a SAIF-insured, Illinois-chartered savings bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the Commissioner, as the chartering authority for Illinois savings banks, and the FDIC, as administrator of the SAIF, and to the statutes and regulations administered by the Commissioner and the FDIC governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. The Bank is required to file reports with the Commissioner and the FDIC concerning its activities and financial condition and is required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions.

         DEPOSIT INSURANCE. As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The amount each institution pays for FDIC deposit insurance coverage is determined in accordance with a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. SAIF-member institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while SAIF-member institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.


         During the year ended September 30, 1996, SAIF assessments ranged from 0.23% of deposits to 0.31% of the deposits. The FDIC has proposed to reduce SAIF assessments to a range of 0.18% of deposits to 0.27% of deposits for the period October 1, 1996 through December 31, 1996, and to a range of 0% of deposits to 0.27% of deposits for the semi-annual assessment period beginning January 1, 1997. SEE "Recent Regulatory Developments."

         The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital. Management of the Company is not aware of any activity or condition that could result in termination of the deposit insurance of the Bank.

         FICO ASSESSMENTS. Since 1987, a portion of the deposit insurance assessments paid by SAIF members, such as the Bank, have been used to cover interest payments due on the outstanding obligations of the FICO, the entity created to finance the recapitalization of the FSLIC, the SAIF's predecessor insurance fund. Pursuant to federal legislation enacted September 30, 1996, commencing January 1, 1997, SAIF members and BIF members will be subject to assessments to cover the interest payment on outstanding FICO obligations. Such FICO assessments will be in addition to amounts assessed by the FDIC for deposit insurance. Until January 1, 2000, the FICO assessments made against BIF members may not exceed 20% of the amount of the FICO assessments made against SAIF members. It is estimated that SAIF members will pay FICO assessments equal to 0.064% of deposits while BIF members will pay FICO assessments equal to 0.013% of deposits. Between January 1, 2000 and the maturity of the outstanding FICO obligations in 2019, BIF members and SAIF members will share the cost of the interest on the FICO bonds on a PRO RATA basis. It is estimated that FICO assessments during this period will be less than 0.025% of deposits.

         COMMISSIONER ASSESSMENTS. Illinois savings banks are required to pay supervisory fees to the Commissioner to fund the operations of the Commissioner. The amount of such supervisory fees is based upon each institution's total assets, including consolidated subsidiaries, as reported to the Commissioner. During the year ended September 30, 1996, the Bank paid supervisory fees to the Commissioner totalling $10,424.

         CAPITAL REQUIREMENTS. Under the ISBA and the regulations of the Commissioner, an Illinois savings bank must maintain a minimum level of total capital equal to the higher of 3% of total assets or the amount required to maintain insurance of deposits by the FDIC. The Commissioner has the authority to require an Illinois savings bank to maintain a higher level of capital if the Commissioner deems it necessary based on the savings bank's financial condition, history, management or earnings prospects.

         The FDIC has established the following minimum capital standards for state-chartered, FDIC-insured, non-member banks, such as the Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated banks, with minimum requirements of 4% to 5% for all other banks, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. The FDIC capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. FDIC regulations provide, for example, that higher capital requirements may be imposed to take account of interest rate risk exposure, or the risks posed by concentrations of credit or nontraditional activities.

         At September 30, 1996, the Bank exceeded the FDIC's minimum capital requirements, with a leverage ratio of 13% and a risk-based capital ratio of 28%.

         Federal law provides the FDIC with broad power to take prompt corrective action to resolve the problems of undercapitalized state non-member banks. The extent of the FDIC's powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Depending upon the capital category to which an institution is assigned, the FDIC's corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

         DIVIDENDS. Under the ISBA and the regulations of the Commissioner, dividends may be paid by the Bank out of its net profits (I.E., earnings from current operations, investments and other assets plus actual recoveries on loans, net of current expenses including dividends or interest on deposits, additions to reserves as required by the Commissioner, actual losses, accrued dividends on preferred stock, if any, and all state and federal taxes). In general, without the prior written approval of the Commissioner, the Bank may not declare dividends in any twelve-month period which, in the aggregate, exceed its net profits for that twelve-month period. If, however, the Bank's capital falls below 6% of its total assets, the Bank may not declare dividends in any twelve-month period which, in the aggregate, exceed 50% of its net profits for that period, without the prior written approval of the Commissioner. Additionally, the Bank will be unable to pay dividends in an amount which would reduce its capital below the greater of (i) the amount required by the FDIC or
(ii) the amount required for the liquidation account established by the Bank in connection with its conversion to the stock form of organization. The Commissioner and the FDIC also have the authority to prohibit the payment of any dividends by the Bank if the Commissioner or the FDIC determines that the distribution would constitute an unsafe or unsound practice.

         INSIDER TRANSACTIONS. The Bank is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the Company, on investments in the stock or other securities of the Company and the acceptance of the stock or other securities of the Company as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company, to principal stockholders of the Company and to "related interests" of such directors, officers and principal stockholders. In addition, such legislation and regulations may affect the terms upon which any person becoming a director or officer of the Company or one of its subsidiaries or a principal stockholder of the Company may obtain credit from banks with which the Bank maintains a correspondent relationship.

         SAFETY AND SOUNDNESS STANDARDS. The FDIC has issued guidelines establishing operational and managerial standards to promote the safety and soundness of federally insured state non-member banks. The guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If a state non-member bank fails to comply with any of the standards set forth in the guidelines, the FDIC may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the FDIC expects to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the FDIC, would constitute grounds for further enforcement action.

         STATE BANK ACTIVITIES. Under federal law and FDIC regulations, FDIC-insured state banks, such as the Bank, are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law and FDIC regulations also prohibit FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member.

         BRANCHING AUTHORITY. Illinois savings banks, such as the Bank, have the authority under Illinois law to establish branches any where in the State of Illinois, subject to receipt of all required regulatory approvals. Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of DE NOVO interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegel-Neal Act only if specifically authorized by state law. The legislation allows individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997. Illinois has enacted legislation permitting interstate mergers beginning on June 1, 1997.

         FEDERAL HOME LOAN BANK SYSTEM. The Bank is a member of the Federal Home Loan Bank ("FHLB") System, which consists of twelve regional FHLBs. The FHLB System provides a central credit facility primarily for member institutions. The Bank is a member of the FHLB of Chicago, and as such is required to own shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20th of its advances (borrowings) from the FHLB of Chicago, whichever is greater. The Bank is in compliance with this requirement with an investment in FHLB of Chicago stock of $318,300 at September 30, 1996.

         The FHLBs are required to provide funds to cover certain FICO obligations and to contribute funds for affordable housing programs. These requirements could reduce the dividends paid by the FHLBs on their outstanding stock and could also result in the FHLBs imposing higher rates of interest on advances to their members, which could reduce the Bank's net interest income. During the fiscal year ended September 30, 1996, the Bank received dividends on its stock in the FHLB of Chicago totalling $14,010.

         FEDERAL RESERVE SYSTEM. Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts), as follows: for accounts aggregating $52.0 million or less, the reserve requirement is 3%; and for accounts aggregating over $52.0 million, the reserve requirement is $1.6 million plus 10% of the amount of total transaction accounts in excess of $52.0 million. The first $4.3 million of otherwise reservable balances are exempted from the reserve requirements. These reserve requirements are subject to annual adjustment by the Federal Reserve Board. The Bank is in compliance with the foregoing requirements.



                                   Appendix B

Selected Statistical Information

     The following tables should be read in conjunction with the balance of Management's Discussion and Analysis of Financial Condition and Results of Operations. Set forth below are summaries of historical financial and other data regarding the Company and, where specified, the Bank.

                                                                  Fiscal Year
                                                                     Ended
                                                                  September 30
                                                                      1996
SELECTED OPERATING DATA
Total interest income                                             $2,034,801
Total interest expense                                             1,066,057
                                                                  ----------
Net interest income                                                  968,744
Provision for loan losses                                             13,500
                                                                  ----------
Net interest income after provision for loan losses                  955,244
Total non-interest income                                             98,432
Total non-interest expense                                           751,485
                                                                  ----------
Income before Income taxes                                           302,191
Income tax expense                                                    95,139
                                                                  ----------
Net income                                                        $  207,052


OTHER DATA
Return on average assets                                                0.77%
Return on average equity                                                5.28%
Equity to total assets                                                 12.72%
Net interest rate spread (1)                                            3.07%
Net interest margin (2)                                                 3.68%
Ratio of average interest earning assets to average interest
     bearing liabilities                                              114.96%
Non-interest expense to average assets                                  2.78%
Nonperforming loans to total adjusted loans                             0.21%
Net charge-offs (recoveries) to average loans                           0.02%
Nonperforming assets to total assets                                    0.17%
Loan originations                                                $11,836,447
Number of full service Bank offices                                        1

------------------------

(1) Represents the difference between the average yield on interest earning assets and the cost of interest bearing liabilities. (7.72% - 4.65%)

(2) Represents net interest income as a percentage of average interest earning assets.



     The following table sets forth the composition of the Company's loan portfolio by type of loan and the portion of the Company's total loans which each category of loan constitutes.

                                                       1996       Percent of
                                                      Amount      Total loans
                                                      ------      -----------
Real estate loans:
   Residential one-to-four family                  $21,263,476        88.90%
   Multi-family                                        154,186         0.65%
   Commercial real estate                              892,803         3.73%
                                                   -----------        -----
     Total real estate loans                       $22,310,465        93.28%
Other loans (1)                                      1,607,503         6.72%
                                                   -----------        -----
         Total loans                               $23,917,968       100.00%

Less:
   Unearned fees, discounts                             27,654
   Undisbursed loan funds                            1,284,444
   Allowance for losses                                124,624
                                                   -----------
         Net loans                                 $22,481,246
                                                   -----------



------------------------------

(1) Other loans consist of secured and unsecured consumer loans and savings account loans.



   The following table sets forth the contractual maturities of the Company's loans at September 30, 1996. The table does not include scheduled principal payments or unscheduled prepayments. Scheduled principal payments and unscheduled prepayments on the loan portfolio totalled $5.1 million for the fiscal period ended September 30, 1996, and $2.9 million and $4.7 million for the fiscal periods ended September 30, 1995 and 1994, respectively.

                                                                 At September 30, 1996
                                                                 ---------------------

                                                    After 1       After 3          After 5
                                   Up to 1         year to 3     years to 5       years to 10         Beyond 10
                                    year             years          years            years              years           Total
                                    ----             -----          -----            -----              -----           -----
Mortgage loans                   $34,426           $246,757        $456,273       $3,159,724         $17,128,841      $21,026,021
Other Loans                      140,303            304,416       1,147,969           14,815                --          1,607,503

Less:
   Unearned discounts and
   deferred loans fees                                                                                                     27,654
   Allowance for loan losses                                                                                              124,624
                                                                                                                      -----------
   Loans receivable, net                                                                                              $22,481,246
                                                                                                                      -----------


   The following table sets forth the dollar amount of all loans with maturities in excess of one year at September 30, 1996, and classifies such loans by whether they have fixed or adjustable interest rates:


                                                    Fixed          Adjustable          Total
                                                    -----          ----------          -----

Residential one-to-four family                  $10,884,444       $ 9,072,042       $19,956,486

Residential multifamily and non-
residential                                         195,740           839,369         1,035,109

Other loans                                       1,467,200              --           1,467,200
                                                -----------       -----------       -----------

Total                                           $12,547,384       $ 9,911,411       $22,458,795
                                                -----------       -----------       -----------





   The following table sets forth information concerning delinquent loans at September 30, 1996, 1995, and 1994, respectively, in dollar amount and as a percentage of the Company's total loans. The amounts presented represent the total outstanding principal balances of the related loans rather than the actual payment amounts which are overdue.


                                                 Principal        Percent of
                                    Number        Balance      Total Loans (1)
                                    ------        -------      ---------------
September 30, 1996
Loans delinquent for:
   30-59 days                          8          $127,752           0.53%
   60-89 days                          3            31,099           0.13%
   90 days and over                    4            50,395           0.21%
   --                                 --          --------           ----
      Total delinquent loans          15          $209,246           0.87%
   --                                 --          --------           ----

September 30, 1995
Loans delinquent for:
   30-59 days                         10          $156,642           0.91%
   60-89 days                          8           152,722           0.89%
   90 days and over                    0              --               --
      Total delinquent loans          18          $309,364           1.80%
   --                                 --          --------           ----

September 30, 1994
Loans delinquent for:
   30-59 days                         10          $191,432           1.19%
   60-89 days                          5           110,209           0.68%
   90 days and over                    3            56,793           0.35%
   --                                 --          --------           ----
      Total delinquent loans          18          $358,434           2.22%
   --                                 --          --------           ----

---------------------------

(1)      Percentages are based on the loan balances, not on the number of loans.

  The following table sets forth information with respect to the Company's nonperforming assets, including non-accrual loans and real estate acquired through foreclosure or by deed-in-lieu of foreclosure ("real estate owned").


                                               1996             1995              1994             1993              1992
                                               ----             ----              ----             ----              ----
Total non-accrual loans                    $    50,395        $      0       $    56,793        $   141,930        $   121,513
Real estate owned ("REO")                         --              --                --                 --                 --
   Total nonperforming assets              $    50,395        $      0       $    56,793        $   141,930        $   121,513
Nonperforming assets to total
   adjusted loans                                 0.21%             NA              0.36%              0.83%              0.72%
Nonperforming assets to total assets              0.17%             NA              0.24%              0.68%              0.58%
Allowance for loan losses to non-
   accrual loans and REO                        247.29%             NA            194.57%             65.10%             58.37%



  The following table sets forth information with respect to the Company's classified assets at September 30, 1996. As of the date of this Annual Report on Form 10-KSB, management is not aware of any potential problem loans with respect to which it has serious doubts as to the ability of the borrower to comply with the payment terms of the loans such that additional disclosure in the following table would be warranted.


                                     Special
                                     Mention          Doubtful        Substandard          Loss           Total
                                     -------          --------        -----------          ----           -----
Real Estate Loans:
   One-to-four family                   --               --           $31,099               --           $31,099
   Multifamily                          --               --               --                --               --
   Commercial                           --               --               --                --               --
   Construction                         --               --               --                --               --
REO                                     --               --               --                --               --
Consumer Loans                          --               --               --                --               --
   Total Classified                      0                0           $31,099                0           $31,099



   The following table sets forth an analysis of the Company's allowance for loan losses at the dates indicated.


                                                              At or For the Fiscal Year Ended
                                                                        September 30

                                             1996            1995            1994            1993            1992
                                             ----            ----            ----            ----            ----
Balance at beginning of period           $115,564        $110,500         $92,400         $68,500         $50,400

Provision for loan losses                  13,500          20,000          18,100          18,000          18,100

Recoveries                                   --              --              --             5,900            --

Charge-Offs                                 4,440          14,936            --              --              --

Balance at end of period                 $124,624        $115,564        $110,500         $92,400         $68,500
                                         --------        --------        --------         -------         -------

Ratio of allowance for
loan losses to total
outstanding loans (gross)                    0.52%           0.67%           0.69%           0.54%           0.41%
                                             ----            ----            ----            ----            ----

Ratio of net charge-offs
(recoveries) during the
period to average loans
outstanding during the
period                                       0.02%           0.09%           --              0.03%            --
                                             ----            ----            ----            ----            ----

Allowance for loan losses
to total non-performing loans              247.29%             NA          194.57%          65.10%          48.25%
                                         --------        --------        --------         -------         -------

The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category of loans.



                                                                At September 30,

                                           1996                           1995                            1994
                                           ----                           ----                            ----
                                                  % of loans                     % of loans                      % of loans
                                                    in each                        in each                         in each
                                                   category                       category                        category
                                                      to                             to                              to
                                    Amount        total loans       Amount       total loans        Amount        total loans
                                    ------        -----------       ------       -----------        ------        -----------
Allocated to:
   Mortgage loans                      $116,000       93.28%        $115,564         97.93%         $110,500          99.30%
   Non-mortgage
   loans                                  8,624        6.72%           --            2.07%            --              0.70%
                                          -----        ----                          ----                             ----

Total                                  $124,624      100.00%        $115,564        100.00%         $110,500         100.00%
                                       --------      ------         --------        ------          --------         ------




The following table sets forth the composition and maturities of the Company's Investment securities portfolio at the dates indicated:

                                                               September 30
                                                      1996                     1995
                                                      ----                     ----

                                                          Percent                   Percent
                                            Carrying        of         Carrying        of
                                             Value         Total        Value        Total
                                             -----         -----        -----        -----
Investment securities
   Available for sale
      Federal agencies                     $1,251,813      22.96%    $  258,673       5.09%
      State and municipal                   1,354,609      24.85%          --          --
      Mortgage-backed securities            2,476,846      45.44%     1,785,648      35.16%
                                           ----------     ------     ----------     ------
   Total available for sale                 5,083,268      93.25%     2,044,321      40.25%
                                           ----------     ------     ----------     ------

   Held to maturity
      Federal agencies                           --          --       1,082,708      21.32%
      State and municipal                     306,037       5.62%     1,133,814      22.32%
      Mortgage-backed securities               61,829       1.13%       818,017      16.11%
                                           ----------     ------     ----------     ------
   Total held to maturity                     367,866       6.75%     3,034,539      59.75%
                                           ----------     ------     ----------     ------

         Total investment securities       $5,451,134     100.00%    $5,078,860     100.00%
                                           ----------     ------     ----------     ------


                                                   Carrying Value at September 30, 1996

                                       Available           Held to                        Weighted
                                        For Sale          Maturity            Total     Average Yield
                                        --------          --------            -----     -------------
Due in one year or less                $1,251,813             --         $1,251,813         6.93%
Due after one through five years          110,000          306,037          416,037         5.06%
Due after five through ten years          443,443             --            443,443         6.13%
Due after ten years                       801,166             --            801,166         7.27%
                                       ----------       ----------       ----------         ----

                                       $2,606,422       $  306,037       $2,912,459
Mortgage backed securities             $2,476,846       $   61,829       $2,538,675         7.47%
                                       ----------       ----------       ----------         ----

       Totals                          $5,083,268       $  367,866       $5,451,134         7.02%
                                       ----------       ----------       ----------         ----


The following table sets forth information relating to the Company's deposit flows and total deposits for the fiscal year ended September 30, 1996.


Total deposits at the beginning of period             $18,467,844

Net increase (decrease) in deposits before
   interest crediting                                     805,899

Interest credited                                         876,194
                                                      -----------

Net increase (decrease) during period                   1-682,093
                                                      -----------

Total deposits at end of period                       $20,149,937
                                                      -----------



The following table sets forth the amounts of deposits by type of account at September 30, 1996


                                                                         Weighted
                                                             Percent      average
                                                               of         nominal
                                                              Total        rate         Amount
                                                              -----        ----         ------
Transaction Accounts:
   Checking/NOW                                                7.19%       1.27%     $ 1,449,164
   Money Market Deposits                                      12.58%       4.40%       2,534,775
   Savings                                                    12.83%       2.25%       2,584,679
                                                             ------        ----      -----------

      Total Transaction Accounts                              32.60%       2.86%     $ 6,568,618

Time Deposits
   Certificate accounts with original maturities of:
     3-5 months                                                0.51%       4.76%         102,281
     6-11 months                                               7.85%       4.98%       1,580,943
     12-23 months                                             18.38%       5.36%       3,705,030
     24-35 months                                              9.77%       5.59%       1,968,097
     36 months or more                                        16.52%       5.98%       3,328,357
   IRA                                                         4.23%       5.90%         852,782
   Jumbos                                                     10.14%       5.12%       2,043,829
                                                             ------        ----      -----------

      Total Time Deposits                                     67.40%       5.49%      13,581,319
                                                             ------        ----      -----------

      Total Deposits                                         100.00%       4.64%     $20,149,937
                                                             ------        ----      -----------

The following table sets forth the amount of certificates of deposit outstanding by various rate categories at September 30, 1996.

                        4.00% - 4.99%                  $ 3,389,013
                        5.00% - 5.99%                    7,334,666
                        6.00% - 6.99%                    2,005,198
                        7.00% - 7.99%                      852,442
                                                       -----------

                        TOTAL                          $13,581,319
                                                       -----------

The following table sets forth the aggregate amount of outstanding jumbo certificates of deposit in amounts of $100,000 or more and the maturity of these certificates of deposit at September 30, 1996.

3 months or less                                      $  574,370
Over 3 months through 6 months                           410,875
Over 6 months through 12 months                          558,584
Over 12 months                                           500,000
                                                      ----------
                                                      $2,043,829
                                                      ----------


The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1996, which are expected to reprice or mature in each of the future time periods shown. The amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with management's assumptions as to the prepayment characteristics of certain assets and duration of certain liabilities. Loans with adjustable rates are shown as being due in the next adjustment period. The interest rate sensitivity of the Bank's assets and liabilities illustrated in the following table could vary substantially if different assumtpions are used or if actual experience differs from that indicated by such assumptions.

                                                                 At September 30, 1996
                                                                 ---------------------
                                                1 year         1 year to         2 years to       3 years to
                                               or less          2 years           3 years           5 years
                                               -------         ---------         ----------       -----------
Interest-earning assets:

   Interest-earning deposits                $    726,497      $       --        $     98,000      $       --

   Investment securities, net (1)              2,464,195              --             225,937           416,037

   Net loans                                   6,582,661         3,690,674         4,619,586         3,221,907
                                            ------------      ------------      ------------      ------------
      Total interest-earning assets         $  9,773,353      $  3,690,674      $  4,943,523      $  3,637,944
                                            ------------      ------------      ------------      ------------

Interest-bearing liabilities:

   Certificates of deposit                  $  8,731,527      $  2,465,206      $  1,856,111      $    528,475

   Money market deposit accounts               1,267,388           392,890           271,094           241,361

   Savings accounts                              516,936           310,161           263,637           388,426

   NOW accounts                                  236,903           120,820           100,281           166,467

   FHLB advances                               3,250,000              --           1,000,000              --
                                            ------------      ------------      ------------      ------------
      Total interest-bearing liabilities    $ 14,002,754      $  3,289,077      $  3,491,123      $  1,324,729
                                            ------------      ------------      ------------      ------------

Interest sensitivity gap per period           (4,229,401)          401,597         1,452,400         2,313,215

Cumulative interest
sensitivity gap                               (4,229,401)       (3,827,804)       (2,375,404)          (62,189)

Cumulative gap as a percent
of total interest-earning assets                  (14.61)%          (13.22)%           (8.20)%           (0.22)%

Cumulative interest sensitive
assets as a percent of cumulative
interest sensitive liabilities                     69.80%            77.86%            88.57%            99.72%



                       [WIDE TABLE CONTINUED FROM ABOVE]



                                                       At September 30, 1996
                                                       ---------------------
                                              5 years to       Over
                                               10 years      10 years          Total
                                             -----------    -----------     -----------
Interest-earning assets:

   Interest-earning deposits                $      --       $      --       $   824,497

   Investment securities, net (1)               460,395       1,957,490       5,524,054

   Net loans                                  3,982,874         508,168      22,605,870
                                            -----------     -----------     -----------
      Total interest-earning assets         $ 4,443,269     $ 2,465,658     $28,954,421
                                            -----------     -----------     -----------

Interest-bearing liabilities:

   Certificates of deposit                  $      --       $      --       $13,581,319

   Money market deposit accounts                362,042            --         2,534,775

   Savings accounts                             718,587         386,932       2,584,679

   NOW accounts                                 274,670          48,471         947,612

   FHLB advances                              1,000,000         365,992       5,615,992
                                            -----------     -----------     -----------
      Total interest-bearing liabilities    $ 2,355,299     $   801,395     $25,264,377
                                            -----------     -----------     -----------

Interest sensitivity gap per period           2,087,970       1,664,263       3,690,044

Cumulative interest
sensitivity gap                               2,025,781       3,690,044

Cumulative gap as a percent
of total interest-earning assets                  7.00%          12.74%

Cumulative interest sensitive
assets as a percent of cumulative
interest sensitive liabilities                  108.28%         114.61%


(1) Includes both securities "Available for Sale" and "Held to Maturity". Those securities available for sale, are included at their amortized cost.



The table below sets forth the Company's total loan origination and loan portfolio repayment and amortization experience during the periods indicated. The Company does not purchase or sell loans in the secondary market.

                                                    For the Fiscal Years Ended September 30,
                                                   1996               1995               1994
Loans receivable, beginning of period         $ 17,214,531       $ 16,135,596       $ 16,911,475

Loan originations:
   Residential one-to-four family:
      Adjustable-rate                            3,996,080          1,928,176          1,648,650
      Fixed rate                                 5,496,714          1,591,141          2,123,155
                                              ------------       ------------       ------------
   Total residential one-to-four family          9,492,794          3,519,317          3,771,805

   Residential multifamily and
   Commercial real estate                          367,500            100,300               --
                                              ------------       ------------       ------------

   Total real estate mortgages                   9,860,294          3,619,617          3,771,805
   Other loans                                   1,976,153            344,331            143,683
                                              ------------       ------------       ------------
      Total loan originations                   11,836,447          3,963,948          3,915,488
Total principal repayments                       5,133,010          2,885,013          4,691,367

Increase (decrease) in gross loans
   receivable                                    6,703,437          1,078,935           (775,879)
                                              ------------       ------------       ------------
Loans receivable, end of period               $ 23,917,968       $ 17,214,531       $ 16,135,596
                                              ------------       ------------       ------------

The following tables set forth information relating to month-end average balances of the Company's statements of financial condition for the fiscal years ended September 30, 1996, 1995, and 1994, and reflect the average yields on assets and average costs of liabilities for the periods indicated (derived by dividing income or expense by the month-end average balance of assets or liabilities, respectively) as well as the "net interest margin" (which reflects the net interest divided by average interest earning assets) for the periods shown and annualized yields on assets and annualized costs of liabilities at September 30, 1996. Management believes that the use of month-end average balances instead of daily average balances for the periods presented has not caused any material difference in the information presented.


                              Year Ended September 30, 1996        Year Ended September 30, 1995     Year Ended September 30, 1994
                            Average                 Average      Average                 Average     Average               Average
                            Balance      Interest  Yield/Rate    Balance      Interest  Yield/Rate   Balance    Interest  Yield/Rate
                           ----------    --------  ----------   ----------   ---------  ----------  ---------   --------  ----------
Assets:
   Interest bearing
     deposits              $1,059,049      $58,095    5.49%     $1,265,725     $74,565     5.89%   $2,135,710     $80,112     3.75%

   Investment
     securities             3,092,358      207,375    6.71%      2,150,496     136,892     6.37%      360,592      19,196     5.32%

   Mortgage-backed
     and mortgage-
     deritive
     securities             2,894,744      194,958    6.74%      2,625,455     162,644     6.19%    2,443,873     125,192     5.12%

   Loans receivable,
     net (1)               19,086,983    1,560,363    8.18%     15,942,140   1,268,099     7.95%   16,027,213   1,263,321     7.88%

   Investment in
     stock at FHLB,
     at cost                  211,133       14,010    6.64%        178,175      11,570     6.49%      183,267      11,174     6.10%
                          -----------   ----------             -----------  ----------            -----------  ----------
Total interest earning
   assets                 $26,344,267   $2,034,801    7.72%    $22,161,991  $1,653,770     7.46%  $21,150,655  $1,498,995     7.09%
                                        ----------                          ----------                         ----------
Non-interest earning
   assets                     663,544                              499,071                            516,736
                          -----------                          -----------                        -----------
   Total                  $27,007,811                          $22,661,062                        $21,667,391
                          -----------                          -----------                        -----------

Liabilities and retained
   earnings:

   Interest bearing
     liabilities:
       Certificates of
         deposit          $13,017,119     $715,248    5.50%    $11,936,530    $575,409     4.82%  $12,134,822    $499,579     4.12%
       Now and
         Money Market
         deposits           3,834,264       95,962    2.50%      3,627,711      93,705     2.58%    4,318,877     103,512     2.40%
       Savings
         accounts           2,785,658       64,984    2.33%      2,813,988      70,717     2.51%    3,111,547      78,033     2.51%
       FHLB advances
         and other          3,279,187      189,863    5.79%        250,000      16,585     6.63%      125,000       3,393     2.71%
                          -----------   ----------             -----------  ----------             ----------  ----------
Total interest bearing
   liabilities            $22,916,228   $1,066,057    4.65%    $18,628,229    $756,416     4.06%  $19,690,246    $684,527     3.48%
                                        ----------                          ----------                         ----------
Non-interest bearing
   liabilities                171,952                              175,004                            178,128
                          -----------                           ----------                         ----------
Retained earnings           3,919,631                            3,857,829                          1,799,017
                          -----------                           ----------                         ----------
Total                     $27,008,711                          $22,661,062                        $21,667,391
                          -----------                          -----------                        -----------
Net interest income                       $968,744                            $897,354                          $814,478

Interest rate spread (2)                              3.07%                                3.40%                              3.61%

Net interest margin (3)                               3.68%                                4.05%                              3.85%


Ratio of average
   Interest earning
   assets to average
   interest bearing
   liabilities                                      114.96%                              119.00%                            107.40%

-------------------------

(1) Includes non-accrual loans.
(2) Interest rate spread represents the difference between the average rate on interest earning assets and the average cost of interest.
(3) Net interest margin represents net interest income divided by average interest earning assets.


The following table sets forth the change in interest income and interest expense for the respective periods shown.

                                                 Fiscal Year Ended                                   Fiscal Year Ended
                                           September 30, 1995 vs. 1996                         September 30, 1994 vs. 1995
                                               Increase/(Decrease)                                 Increase/(Decrease)
                                                 Attributable to                                     Attributable to

                                         Volume             Rate              Net           Volume           Rate            Net
                                        --------          --------         --------        --------        --------        -------
Interest Income:

   Deposits                             $(11,665)         $ (4,805)        $(16,470)       $(40,382)       $ 34,835       $ (5,547)

   Investment securities                  62,826             7,657           70,483         113,195           4,501        117,696

   Mortgage-backed
     securities                           17,462            14,852           32,314           9,823          27,629         37,452

   Loans receivable                      254,882            37,382          292,264          (6,606)         11,384          4,778

   Stock in FHLB                           2,170               270            2,440            (312)            708            396
                                        --------          --------         --------        --------        --------       --------
      Total                              325,675            55,356          381,031          75,718          79,057        154,775


Interest expense:

   Deposits                              124,451            11,922          136,373         (49,487)        108,194         58,707

   FHLB borrowings                       175,181            (1,913)         173,268           5,393           7,799         13,192
                                        --------          --------         --------        --------        --------       --------
      Total                              299,632            10,009          309,641         (44,094)        115,993         71,899
                                        --------          --------         --------        --------        --------       --------
Net interest income                     $ 26,043          $ 45,347         $ 71,390        $119,812        $(36,936)      $ 82,876
                                        --------          --------         --------        --------        --------       ---------





PROXY                                                                     PROXY

                               TSB FINANCIAL, INC.
                  PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS -- JANUARY 7, 1997

         The undersigned hereby appoints Roland E. Hoffman, James D. Petrov and Dan Steiner, Jr., or any of them acting in the absence of the others, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of TSB Financial, Inc., to be held at the main office of the Tremont Savings Bank, located at 100 South Sampson Street, Tremont, Illinois 61568, on Tuesday, January 7, 1997, at 6:30 p.m., local time, or any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting.

    |_|  Check here for address change.   |_|  Check here if you plan to attend
                                               the meeting.
         New Address:



                  (Continued and to be signed on reverse side.)



1.       Nominees: Roland E. Hoffman and James D. Petrov

         THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF ALL PROPOSALS.

2. To ratify the appointment of Geo. S. Olive & Co., LLC as independent public accountants for the fiscal year ending September 30, 1997.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                      Dated:_____________________________, 19

                                      _______________________________________
                                                   Signature(s)



Please date proxy and sign it exactly as name appears hereon. Joint owners should each sign personally. Executors, trustees, etc., should indicate their titles when signing.